Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92011 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Inc. Announces Changes to its Board of Directors

CARLSBAD, Calif.—(BUSINESS WIRE)—August 11, 2008—Orange 21 Inc. (NASDAQ:ORNG), a leading developer of brands that produce premium products for the action sports and youth lifestyle markets, today announced certain changes to its Board of Directors (the “Board”).

Jeffrey Theodosakis, a member of the Board, informed Orange 21 Inc. (the “Company”) that he would be resigning from the Board effective August 7, 2008 for personal reasons. On August 7, 2008, the Board appointed A. Stone Douglass to fill the vacancy created by Mr. Theodosakis’ departure. As of the date of this press release, Mr. Douglass has not been appointed to a committee of the Board. In connection with his appointment to the Board, Mr. Douglass was granted options to purchase 15,000 shares of the Company’s common stock under the Company’s 2004 Stock Incentive Plan at a price per share of $3.23.

Mr. Douglass is currently President, Chief Executive Officer and Secretary, of Steakhouse Partners, Inc. which operates 23 full-service steakhouse restaurants located in seven states. Mr. Douglass is an experienced merchant banker and business management consultant. Mr. Douglass has over 30 years of experience in finance and managing public and private companies, including acting as director and/or interim chief executive officer of several companies. Mr. Douglass is a Managing Director of Compass Partners, L.L.C., a merchant bank specializing in restructuring activities. Additionally, Mr. Douglass is a director of Home Director, Inc., a structural wiring company.

From July 2002 to May 2003, Mr. Douglass was Chief Operating Officer of ACE Audiovisual, Inc., a commercial integrator of audiovisual products. From June 2001 to June 2002, Mr. Douglass was President of Inline Orthodontix, an orthodontic productions distribution company. From October 2000 to August 2001, Mr. Douglass was President and Chief Executive Officer of VisionAmerica, Inc. (AMEX: VISN), an optometric physicians practice management company. From August 1998 to May 2001, Mr. Douglass was also President and Chief Executive Officer of Apple Orthodontix, Inc. (AMEX: AOI), an orthodontic practice management company. Since August 2004, Mr. Douglass has served as Chairman of the Board of Directors and Chief Executive Officer of Neocork Technologies, Inc. In addition, Mr. Douglass has served as a director of John Forsyth, an apparel manufacturer, since February 2000. Mr. Douglass earned a Bachelor of Science degree in Business Management from Farleigh Dickinson University in 1970.

Mark Simo, the Company’s Chief Executive Officer, commented “We are saddened that Beaver Theodosakis will not be able to continue serving on our board. As one of our founders, Beaver has been instrumental in the development of Spy. We understand, however, that he has several current business demands that necessitate that he take a less demanding role at Spy at this time. Nevertheless, we expect Beaver will remain part of the Spy family and we look forward to continuing to have access to Beaver’s brand and marketing knowledge and expertise.” On Mr. Douglass’ appointment, Mr. Simo said “we are very pleased to welcome Stone to the Board. Stone is a well qualified and seasoned executive who can add value to the Board. We believe that Stone’s experience will be an asset to the Company.”

Mr. Douglass commented, “I am delighted to join Orange 21 Inc.’s Board of Directors and look forward to contributing to the growth of the Company.”

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic (TM), manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Contact:

Orange 21 Inc.

Jerry Collazo, Chief Financial Officer

760.804.8420